EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30	December 31
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$49,664	$41,195
Available-for-sale securities	51,766	10,172
Accounts receivable, net	4,790	5,147
Receivables from sales representatives	6,837	3,407
Inventory of paper	757	750
Prepaid expenses and other current assets	5,784	2,926

Total Current Assets	119,598	63,597

Property and equipment, net	24,601	24,902
Long term investments	100	100
Bonds held to maturity, at amortized cost	685	666
Other assets	2,755	3,260

Total Assets	$147,739	$92,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,698	$4,798
Deferred income and customer prepayments	35,653	28,775
Accrued liabilities	5,818	5,921
Income taxes payable	463	384

Total Current Liabilities	47,632	39,878

Liabilities for incentive and bonus plans	467	467
Deferred income and customer prepayments — long term	2,184	1,420
Minority interest	5,747	4,910
Deferred tax liability	317	327

Total Liabilities	56,347	47,002

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 34,853,435 (2004: 31,847,935) shares issued and outstanding	349	319
Additional paid in capital	127,247	86,373
Retained deficit	(28,054)	(34,577)
Less : Unearned compensation	(8,502)	(6,831)
Accumulated other comprehensive income	352	239

Total Shareholders’ Equity	91,392	45,523

Total Liabilities and Shareholders’ Equity	$147,739	$92,525

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$24,033	$23,004	$46,669	$45,028
Exhibitions	7,558	5,846	7,558	7,355
Miscellaneous	144	126	275	255

	31,735	28,976	54,502	52,638

Operating Expenses:
Sales	8,589	7,531	16,305	15,035
Event production	1,792	1,721	1,792	1,901
Community	5,900	4,900	9,641	8,292
General and administrative	8,939	8,317	16,470	15,498
Online services development	988	1,036	1,972	2,108
Non-cash compensation expense (Note 2)	282	137	811	970
Amortization of software cost	414	369	710	738

Total Operating Expenses	26,904	24,011	47,701	44,542

Income from Operations	4,831	4,965	6,801	8,096

Interest income	338	19	389	55
Gain on sale of available-for-sale securities	269	633	308	633
Foreign exchange gains (losses), net	35	(55)	179	(3)

Income before Income Taxes	5,473	5,562	7,677	8,781
Income Tax Provision	(195)	(258)	(317)	(452)

Net Income before Minority Interest	$5,278	$5,304	$7,360	$8,329

Minority interest	$(755)	$(207)	$(837)	$(604)

Net Income	$4,523	$5,097	$6,523	$7,725

Retained deficit brought forward			$(34,577)	$(50,346)

Retained deficit carried forward			$(28,054)	$(42,621)

Basic net income per share	$0.13	$0.16	$0.19	$0.24

Shares used in basic net income per share calculations	34,853,435	31,847,935	33,492,557	31,845,974

Diluted net income per share	$0.13	$0.16	$0.19	$0.24

Shares used in diluted net income per share calculations	34,946,986	31,964,727	33,609,752	31,957,448

Note: 1. Online and other media services consists of:

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$13,336	$13,016	$26,429	$25,922
Print services	10,697	9,988	20,240	19,106

	$24,033	$23,004	$46,669	$45,028

Note: 2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$34	$(12)	$182	$249
Community	25	17	54	48
General and administrative	114	69	369	532
Online services development	109	63	206	141

	$282	$137	$811	$970

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Six months ended June 30
	2005	2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$6,523	$7,725
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,927	1,997
Accretion of U.S. Treasury strips zero % coupons	(19)	(30)
Profit on sale of equipment	(8)	—
Property and equipment written off	26	7
Gain on sale of available-for-sale securities	(308)	(633)
Interest income on available-for-sale securities	(270)	—
Bad debt expense	—	37
Non-cash compensation expense	811	970
Income attributable to minority shareholder	837	604

	9,519	10,677
Changes in assets and liabilities:
Accounts receivables	357	524
Receivables from sales representatives	(3,430)	(194)
Inventory of paper	(7)	19
Prepaid expenses and other current assets	(2,857)	(753)
Long term assets	505	(1,687)
Accounts payable	900	1,033
Accrued liabilities and liabilities for incentive and bonus plans	(103)	(493)
Deferred income and customer prepayments	7,642	(2,492)
Tax liability	69	(26)

Net cash provided by operating activities	12,595	6,608

Cash flows from investing activities:
Purchase of property and equipment	(1,652)	(1,030)
Proceeds from sales of equipment	8	1
Proceeds from matured bonds	—	123
Net purchase of available-for-sale securities	(40,903)	(22,412)

Net cash used for investing activities	(42,547)	(23,318)

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	38,303	—
Amount received towards directors purchase plan	118	92

Net cash generated from financing activities	38,421	92

Net increase (decrease) in cash and cash equivalents	8,469	(16,618)
Cash and cash equivalents, beginning of the period	41,195	26,227

Cash and cash equivalents, end of the period	49,664	9,609

Supplemental cash flow disclosures:
Income tax paid	$248	$478